Exhibit 99.1

U.S. DISTRICT COURT
UNITED STATES DISTRICT COURT	NORTHERN DISTRICT OF TEXAS
NORTHERN DISTRICT OF TEXAS	FILED
DALLAS DIVISION	AUG 16 2007
CLERK, U.S. DISTRICT COURT
By:
Deputy

JEAN M. GAZDA, Derivatively on Behalf	§
of Nominal Defendant Zix Corporation,	§
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Plaintiff,	§
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V.	§
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JOHN A. RYAN, DENNIS F. HEATHCOTE,	§	CIVIL ACTION NO. 3:04-CV-2113-K
MICHAEL E. KEANE, JAMES M.	§
MARSTON, WAEL MOHAMED, RUSSELL	§
J. MORGAN, DANIEL S. NUTKIS,	§
ANTONIO R. SANCHEZ III, BEN G.	§
STREETMAN, RONALD A. WOESSNER	§
and STEVE M. YORK,	§
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Defendants,	§
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v.	§
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ZIX CORPORATION,	§
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Nominal Defendant.	§
PRELIMINARY APPROVAL ORDER
     The Parties having made application pursuant to Article 5.14F of the Texas Business Corporate Act and Rule 23.1 of the Federal Rules of Civil Procedure for an Order approving the settlement and dismissal of the captioned consolidated shareholder derivative actions (the “Federal Derivative Actions”) in accordance with a Stipulation of Compromise and Settlement dated as of August 14, 2007 (the “Stipulation”), which, together with the exhibits annexed thereto, sets forth the terms and conditions for a proposed settlement of the Federal Derivative Actions (the “Settlement”) and for their dismissal with prejudice, and the Court having read and considered the Stipulation and the exhibits annexed thereto; and all parties to the Settlement having agreed to the entry of this Order, and all capitalized terms herein having the same meaning as set forth in the Stipulation;
     IT IS HEREBY ORDERED that:
     A. A hearing (the “Final Hearing”) shall be held before the Court on November 27, 2007, at 10:00 a.m. at the Earle Cabell Federal Building and United States Courthouse, 1100 Commerce Street, Dallas, Texas 75242, for the purpose of determining (i) whether the proposed Settlement should be approved by the Court, (ii) whether a final judgment should be entered in the Federal Derivative Actions, (iii) whether the Fee Award should be approved, and (iv) such other matters as may be necessary or proper in the circumstances.
     The Court approves, as to form and content, the Notice of Proposed Settlement of Derivative Litigation, Hearing Thereon, and Right to Appear (the “Notice”) annexed as Exhibit C to the Stipulation, and finds that the mailing and distribution of the Notice substantially in the manner and form set forth in paragraph 3 of this Order complies with § 21.560 of the Texas Business Organizations Code, due process, and the rules of this Court, and is the best notice practicable under the circumstances and shall constitute due and sufficient notice for all purposes to all current Zix Corporation (“ZixCorp”) stockholders.
     ZixCorp is hereby authorized and empowered, not later than ten (10) business days following the entry of this Order, to cause a copy of the Notice, substantially in the form annexed as Exhibit C to the Stipulation, to be mailed by first class mail to all persons appearing on the transfer records of ZixCorp as shareholders as of the date of the Stipulation, at their addresses listed on such transfer records. ZixCorp or its designee shall use its best reasonable efforts to obtain from all banks, brokerage firms or other nominees shown by the transfer records of ZixCorp to have held ZixCorp common stock as of the date of the Stipulation the names and addresses of their customers for whom they held such shares as nominee, and to cause a copy of the Notice to be mailed by first class mail to each such person at the address provided promptly after receipt of the name and address of each such person. The cost of printing and mailing the Notice of the Settlement shall be borne by ZixCorp.
     At least five (5) days prior to the Hearing provided for in paragraph 1 of this Order, ZixCorp’s counsel shall file with the Court proof, by affidavit, of such mailings.
     B. Any current shareholder of ZixCorp may appear at the Final Hearing and express an opinion as to whether the Settlement and/or Fee Award should be approved; provided, however, that no current shareholder or any other person shall be heard or entitled to object to the approval of the term and conditions of the proposed Settlement and/or Fee Award or, if approved, the judgment to be entered thereon approving same, unless on or before November 13, 2007, such person shall file with the Clerk of the Court for the United States District Court for the Northern District of Texas, Dallas Division, 1452 Earle Cabell Federal Bldg and United States Courthouse, 1100 Commerce Street, Dallas, Texas 75242-1310, and, on or before such filing, serve a notice of such person’s intention to appear by hand or by first class mail, postage pre-paid, upon Lead Derivative Counsel, William B. Federman, Federman & Sherwood, 10205 North Pennsylvania Avenue, Oklahoma City, Oklahoma 73120, and counsel for the Individual Defendants, Gerard G. Pecht, Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. The notice shall: (i) contain such person’s name, legal address, and telephone number; (ii) state that such person is a current ZixCorp shareholder; (iii) provide the date(s) such person acquired his, her or its ZixCorp shares; (iv) contain a detailed statement of such person’s specific position with respect to the matters to be heard at the Hearing; and (v) include copies of any papers such person intends the Court to consider. Any current ZixCorp shareholder who fails to object in the above-prescribed manner shall be deemed to have waived his or her objection and shall be barred from raising such objection in this or any other action or proceeding.
     All discovery and other pretrial proceedings in the Federal Derivative Actions are hereby stayed and suspended until further order of this Court. Pending the final determination on the approval of the proposed Settlement, no shareholder of ZixCorp may either directly, representatively, or in any other capacity, prosecute, institute, commence, or continue to prosecute on behalf of ZixCorp or any shareholders thereof, any claim which has been or could have been asserted in the Federal Derivative Actions or in Waggoner v. John A. Ryan, et al., No. CC-05-13893-B, in the County Court at Law No. Two, Dallas County, Texas, or any other claim arising out of or in any way related to any of the acts, facts, transactions, occurrences, representations or omissions or other matter set forth, alleged, embraced or otherwise asserted by the plaintiffs in the Federal Derivative Actions.
     In the event the proposed dismissal as provided for in the Stipulation is not approved by the Court, or for any reason the parties fail to obtain final judgments pursuant to the Stipulation, then, in either of such events, the Stipulation shall become null and void and of no further force or effect, and shall not be used or referred to for any purpose whatsoever. In such event, the Stipulation and all negotiations and proceedings relating thereto shall be withdrawn without prejudice as to the rights of any and all parties thereto, who, in accordance with the provisions of the Stipulation, shall be restored to their respective positions existing as of the date of the Stipulation.
     The Court reserves the right to approve the Stipulation with such modifications as may be agreed to by counsel to the parties to the Stipulation and without further notice to current ZixCorp shareholders, and retains jurisdiction to consider all further applications arising out of a connected with the proposed Settlement. The Court may also adjourn the Final Hearing provided for herein, or any adjournment thereof, without further notice other than to counsel for the parties.
     So Ordered.
     Signed this 16th day of August, 2007.

/s/ ED KINKEADE
THE HONORABLE ED KINKEADE
UNITED STATES DISTRICT JUDGE